UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) September 16, 2004

Vitesse Semiconductor Corporation

(Exact name of registrant as specified in its chapter)

Delaware	001-31614	77-0138960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (805) 388-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02: UNREGISTERED SALES OF UNREGISTERED SECURITIES

On September 16, 2004, Vitesse Semiconductor Corporation (“Vitesse”) entered into a definitive agreement to offer and sell $90 million aggregate principal amount of 1.50% Convertible Subordinated Debentures due 2024 in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. The Debentures will be convertible into shares of Vitesse’s common stock at an initial conversion price of $3.92 per share (equivalent to a conversion rate of approximately 255.1020 shares of common stock per $1,000 principal amount of Debentures), subject to adjustment. Aggregate estimated offering expenses in connection with the transaction, including discounts and commissions, were approximately $3.2 million. In addition, Vitesse has granted the initial purchaser of the Debentures an option to purchase up to an additional $10 million aggregate principal amount of the Debentures. The offering is expected to close on September 22, 2004.

ITEM 8.01: OTHER EVENTS

On September 16, 2004, Vitesse issued press releases with respect to the foregoing transaction. Copies of the press releases are filed as Exhibits 99.1 and 99.2 to this report and are incorporated in this report by reference.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1	Press Release issued by Vitesse on September 16, 2004 announcing its intention to offer Convertible Subordinated Debentures.

99.2	Press Release issued by Vitesse on September 16, 2004 announcing the pricing of its 1.50% Convertible Subordinated Debentures due 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2004	VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/ Yatin Mody
Yatin Mody
Vice President, Finance

Exhibit Index

99.1	Press Release issued by Vitesse Semiconductor Corporation on September 16, 2004 announcing its intention to offer Convertible Subordinated Debentures.

99.2	Press Release issued by Vitesse Semiconductor Corporation on September 16, 2004 announcing the pricing of its 1.50% Convertible Subordinated Debentures due 2024.